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                                                                      EXHIBIT 23





The Board of Directors
PVF Capital Corp:



We consent to incorporation by reference in the registration statements (No. 33-97450 and No. 33-86116) on Form S-8 of PVF Capital Corp. of our report dated August 2, 2000, relating to the consolidated statements of financial condition of PVF Capital Corp. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000, Annual Report on Form 10-K of PVF Capital Corp.



/s/ KPMG LLP


Cleveland, Ohio
September 26, 2000